Exhibit 23.5

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

To:

MKDWELL Tech Inc.

1F, No. 6-2, Duxing Road,

Hsinchu Science Park,

Hsinchu City 300, Taiwan

February 5, 2024

Dear Sir or Madam,

We, Jingtian & Gongcheng, refer to the Form F-4, as the same may be amended from time to time (the “F-4”) of MKDWELL Tech Inc. (the “Company”), which has been filed with the Securities and Exchange Commission (the “SEC”) initially on September 18, 2023.

We, being the PRC legal advisor to the Company in connection with the F-4, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the F-4, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the F-4.

We also hereby consent to the filing of this consent letter and our legal opinion on PRC legal matters in connection with the F-4 with the SEC as exhibits to the F-4.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng